Exhibit 10.1
TEKTRONIX, INC.
2001 NON-EMPLOYEE DIRECTORS COMPENSATION PLAN
Effective January 1, 2007
As Amended through Amendment No. 1
1. Purpose
     The purpose of this Non-Employee Directors Compensation Plan (the “Plan) is to enable Tektronix, Inc (the “Company”) to attract and retain highly qualified directors. The Company considers it desirable that members of the board of directors, who represent shareholders, be shareholders of the Company. To supplement the personal efforts of the directors toward this end, the Plan is intended to increase the ownership interest of non-employee directors (“Directors” for purposes of this Plan) through awards of Common Shares of the Company. The Company intends to increase the community of interest of the shareholders at large and the Company’s Directors and to make share ownership a dynamic influence on the attitudes of the board.
2. Administration
     The Plan shall be administered by the Secretary of the Company or such other person designated by the chief executive officer of the Company (the “Administrator”) who may delegate all or part of that authority and responsibility. The Administrator shall interpret the Plan, arrange for the purchase and delivery of shares, and otherwise assume general responsibility for administration of the Plan. Any decision by the Administrator shall be final and binding on all parties.
3. Awards
     3.1 Each Director of the Company shall participate in the Plan as follows:
          (a) For the first year in which a Director serves on the Board, the Directors shall participate in the Plan on a prorata basis, beginning immediately following the effective date of the Director’s election or appointment. An Employee director who ceases to be an employee of the Company but continues as a Director shall become a participant, on a prorata basis, beginning immediately following the date the director ceased being an employee and continues as a Director.
          (b) Unless otherwise specified herein, the award date for a year shall be a day in January of that year that is determined by the Company, except that for a Director first elected or appointed during the year and for an employee director who ceases to be an employee but continues as a Director, the initial award date shall be a date selected by the Company within 30 days of the date of election, appointment or change in status, as applicable.
     3.2 As of the award date, a participant shall be awarded Common Shares of the Company as follows:
          (a) The number of Common Shares awarded shall be equal to $40,000 divided by the purchase price per share of the Common Shares at the time of purchase as provided in paragraph 3.2(b), except that a Director first elected or appointed during the year and an employee director who ceases to be an employee but continues as a Director shall receive a prorata award based on the portion of the calendar year remaining after the date of election, appointment or change in status, as applicable.

          (b) On each award date, the Administrator shall deliver cash in the amount of $40,000 to or for each Director and applicable commissions to a broker (the “Broker”). Subject to paragraphs 3.2(d) and 3.3 below, on the award date the Broker will effect a purchase of Common Shares in the open market at the then prevailing market price for the respective account of each Director; provided that each purchase occurs on a day on which the New York Stock Exchange (the “NYSE”) is open for trading and the Common Shares trade regular way on the NYSE.
          (c) Certificates in the names of the Director participants for their respective Common Shares shall be delivered to the respective participants as promptly as practicable following the purchase of the shares pursuant to paragraph 3.2(b).
          (d) If a purchase cannot be executed as required by paragraph 3.2(b) as a result of (1) a suspension or material limitation in trading in securities generally on the NYSE, (2) a suspension or material limitation in trading in Company securities on the NYSE, (3) a general moratorium on commercial banking activities declared by either federal or New York or Oregon state authorities, (4) the outbreak or escalation of hostilities involving the United States or the declaration by the United States of a national emergency or war, or (5) a legal, regulatory or contractual restriction applicable to the Broker, the Broker will effect the purchase as promptly as practicable after the cessation or termination of the market disruption, applicable restriction or other event. In addition, the Administrator may delay any purchase required by paragraph 3.2(b) as a result of any such market disruption, applicable restriction, including securities laws restricting open market purchases by a corporation of its own shares, or other event; provided that any delayed purchase will be effected as promptly as practicable after the cessation or termination of the market disruption, applicable restriction or other event.
     3.3 Effective with the January 2007 award, Directors may elect to receive either cash or stock (including any combination thereof) up to the total amount of $40,000, instead of the all stock award provided for in paragraph 3.2. If any portion is taken in stock, the provisions of paragraph 3.2 shall apply. An election under this paragraph 3.3 shall be made by the Director not later than December 31 of the calendar year previous to the award.
     3.4 Directors of the Company shall receive annually on the day following the shareholders’ annual meeting, (a) fully vested, ten-year options to purchase 7,000 Common Shares of the Company, with an option price equal to the closing price on the award date and (b) 1,000 Common Shares of the Company, pursuant to the Company’s stock incentive plans.
4. Chair, Lead Director, and Meeting Fees
     4.1 Each Director of the Company shall be entitled to receive (a) an annual fee of $5,000 for serving as the chair of any of the following committees of the board of directors: the Nominating and Corporate Governance Committee and the Organization and Compensation Committee; (b) an annual fee of $10,000 for services as the chair of the Audit Committee ; (c) an annual fee of $15,000 for serving as the Lead Director to the Board of Directors; (d) a fee of $1,500 for each board meeting attended; and (e) a fee of $1,000 for each board committee meeting attended, provided that the board committee meeting is not held in conjunction with a board meeting (such fees collectively, the “Fees”).
     4.2 Each Director of the Company shall be paid any Fees owed for the previous calendar year in January of each year (e.g., the Fees for services in 2006 shall be paid in January 2007).
     4.3 Each Director of the Company may elect to receive Common Shares of the Company instead of cash payment for the Fees.

     4.4 The election to receive Common Shares instead of cash for the Fees for a year shall be made by delivering a notice of election to the Company Secretary by December 31 prior to the year in which they are paid; provided such elections to defer payment are made in accordance with all other applicable requirements. Once made, an election shall remain in effect for subsequent years until terminated by notice to the Secretary on or before December 31 of the calendar year prior to the year in which Fees will be paid.
     4.5 With respect to any election by a Director of the Company to receive Common Shares of the Company instead of cash payment for the Fees, the Administrator shall deliver cash in the amount of the Fees for each Director and applicable commissions to the Broker, and the Broker shall effect a purchase of Common Shares in accordance with paragraph 3.2(b) above.
     4.6 Purchased Common Shares shall be in the name of and distributed to each Director.
5. Rule 10b5-1 Plan
     The Company intends this Plan to comply with the requirements of Rule 10b5-1(c)(1)(i)(B) and this Plan will be interpreted to comply with the requirements of Rule 10b5-1(c).
6. Amendment or Termination; Miscellaneous
     6.1 The board of directors of the Company may amend or terminate the Plan at any time. No amendment or termination shall adversely affect any previous award.
     6.2 Subject to the rights of amendment and termination in paragraph 6.1 above, the Plan shall continue indefinitely and future awards and Fees will be made in accordance with paragraphs 3.2 and 4.1.
     6.3 Nothing in the Plan shall create any obligation on the part of the board of directors of the Company to nominate any director for reelection by the shareholders.
Approved by the Board of Directors on March 22, 2007
Effective as of January 1, 2007